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                                                                    EXHIBIT 8(a)

                          JAECKLE, FLEISCHMANN & MUGEL
                                ATTORNEYS AT LAW

     FLEET BANK BUILDING TWELVE FOUNTAIN PLAZA BUFFALO, NEW YORK 14202-2292
                     TEL (716) 856-0600 FAX (716) 856-0432

                                  May 9, 1996

EastGroup Properties
300 One Jackson Place
188 East Capitol Street
Jackson, MS 39201

              Re:  Proposed Merger Between EastGroup Properties
                  and Copley Properties, Inc.

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4 which includes the Joint Proxy Statement/Prospectus relating to the Agreement and Plan of Merger dated as of February 12, 1996 (the "Agreement"), between EastGroup Properties, a Maryland real estate investment trust ("EastGroup") and Copley Properties, Inc., a Delaware corporation ("Copley"). Pursuant to such Agreement, Copley will merge with and into EastGroup (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Agreement or in the letters delivered to Jaeckle, Fleischmann & Mugel by EastGroup and Copley containing certain representations of EastGroup and Copley relevant to this opinion (the "Certificates of Representations"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

     In our capacity as counsel to EastGroup in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Agreement, the Certificates of Representations, the Registration Statement, an opinion of counsel received by Copley from Hale and Dorr substantially identical to this opinion and such other documents as we considered relevant to our analysis. We have assumed that all parties to the Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement or documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement.

     We have assumed that there is no plan or intention on the part of the shareholders of Copley to sell, exchange, or otherwise dispose of a number of shares of EastGroup Stock received in the Merger that would reduce the Copley shareholders' ownership of EastGroup Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Copley Stock as of the same date. For purposes of this representation, Copley Stock exchanged for cash or other property, or exchanged for cash in lieu of fractional shares of EastGroup Stock will be treated as outstanding Copley Stock on the Effective Time of the Merger. Moreover, Copley Stock and EastGroup Stock held by Copley

  ELLWANGER AND BARRY BUILDING 39 STATE STREET ROCHESTER, NEW YORK 14614-1310
                     TEL (716) 262-3640 FAX (716) 262-4133
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shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered Copley Stock held by shareholders of Copley immediately before the Merger which are exchanged in the Merger for shares of EastGroup Stock and then disposed of pursuant to a plan.

     Further, we have assumed that all representations contained in the Agreement, as well as those representations contained in the Certificates of Representations are, and at the Effective Time will be, true and complete in all material respects. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention which would cause us to question the accuracy thereof.

     In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

     The conclusions expressed herein represent our judgment of the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time of the Merger, or at any other time, and that such changes will not affect the conclusions expressed herein. Our opinions relate solely to the tax consequences of the Merger under the federal laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction.

     Our opinions represent our best judgment of how a court would conclude if presented with the issues addressed herein and are not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinions will not be challenged by the IRS or rejected by a court.

     This opinion addresses only the specific tax opinions set forth below, and does not address any other federal, state, local or foreign income, estate, gift, transfer, sales or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In particular, but not by way of limitation of the previous sentence, we express no opinion regarding the tax consequences of the Merger (including in the opinions set forth below) as applied to specific stockholders of Copley. For example, we express no opinion with regard to the specific tax treatment in the Merger of dealers in securities, foreign persons, tax-exempt organizations, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

     No opinion is expressed as to any transaction other than the Merger as described in the Agreement or as to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     On the basis of, and subject to the foregoing, and in reliance upon the representations described above, we are of the opinion that:

          1. The Merger will constitute a reorganization within the meaning of
     Section 368(a) (1) (A) of the Code and EastGroup and Copley will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

          2. No gain or loss will be recognized by EastGroup or Copley as a result of the Merger;

          3. Except as provided in paragraph 4 below, no gain or loss will be recognized by a Copley shareholder upon the exchange of Copley Stock solely for EastGroup Stock as a result of the Merger;

          4. Cash received by a Copley shareholder in lieu of a fractional interest in EastGroup Stock will be treated as received as a distribution in redemption of such fractional share by EastGroup, subject to the

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provisions of Section 302 of the Code, as if such fractional interest in
EastGroup Stock had been issued in the Merger and then redeemed by EastGroup;

          5. The tax basis of EastGroup Stock received by a Copley shareholder in the Merger will equal the tax basis of the shareholder's shares of Copley Stock exchanged in the Merger, reduced by any basis allocable to a fractional interest in EastGroup Stock treated as sold or exchanged under
     Section 302 of the Code; and

          6. The holding period of the EastGroup Stock received by the Copley shareholders in the Merger will include the holding period for the Copley Stock of the shareholders exchanged in the Merger, provided that the Copley Stock were held as capital assets at the Effective Time.

     No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion is intended solely for the purpose of serving as an exhibit to the Registration Statement and complying with Section 8.3(c) of the Agreement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          JAECKLE, FLEISCHMANN & MUGEL

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